Exhibit 4.4

SECOND AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amendment to Amended and Restated Credit Agreement (herein, this “Amendment”) is entered into as of January 30, 2015, by and among CAREER EDUCATION CORPORATION, a Delaware corporation (the “Company”), CEC EDUCATIONAL SERVICES, LLC, an Illinois limited liability company (“CECE”; the Company and CECE shall be referred to herein as the “Borrowers” and individually as a “Borrower”), certain of the direct and indirect Domestic Subsidiaries of the Company, as Subsidiary Guarantors (the Borrowers and the Subsidiary Guarantors collectively referred to herein as the “Loan Parties”), and BMO Harris Bank N.A., in its capacity as Administrative Agent, LIC Issuer and the sole Lender (in such capacities, “BMO Harris”).

PRELIMINARY STATEMENTS

A. The Borrowers, the Subsidiary Guarantors and BMO Harris entered into a certain Amended and Restated Credit Agreement, dated as of December 30, 2013 (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B. The Borrowers have requested that BMO Harris make certain amendments to the Credit Agreement, and BMO Harris is willing to do so under the terms and conditions set forth in this Amendment.

Now, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. AMENDMENT.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended, effective as of the date hereof, as follows:

1.1. Section 2.03(i) of the Credit Agreement shall be amended and restated to read in its entirety as follows:

(i) Documentary and Processing Charges Payable to LIC Issuer. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.03, the Borrowers shall pay to the LIC Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative costs and expenses for each Letter of Credit as established by the LIC Issuer from time to time.

SECTION 2. CONDITIONS PRECEDENT.

This Amendment shall become effective upon the execution and delivery of this Amendment by the Loan Parties and BMO Harris.

SECTION 3. REPRESENTATIONS.

3.1. In order to induce BMO Harris to execute and deliver this Amendment, the Loan Parties hereby represents to BMO Harris that as of the date hereof (a) the representations and warranties set forth in Article V of the Credit Agreement are and shall be and remain true and correct in all material respects (without duplication of materiality qualifiers) (except that the representations contained in Section 5.05 shall be deemed to refer to the most recent Audited Financial Statements and unaudited consolidated financial statements of the Company and its Subsidiaries delivered to BMO Harris) and (b) no Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

SECTION 4. MISCELLANEOUS.

4.1. CECE heretofore executed and delivered to BMO Harris that certain Security Agreement, as amended. The Borrowers hereby acknowledge and agree that the Liens created and provided for by the Security Agreement continue to secure the Secured Obligations (as defined in the Security Agreement); and the Security Agreement and the rights and remedies of BMO Harris thereunder, the obligations of CECE thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens and security interests created and provided for by the Security Agreement as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

4.2. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.3. The Borrowers agrees to pay on demand all costs and expenses of or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for BMO Harris, in each case as required under Section 11.04 of the Credit Agreement.

4.4. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois.

[SIGNATURE PAGE TO FOLLOW]

This Second Amendment to Amended and Restated Credit Agreement is entered into as of the date and year first above written.

“BORROWERS”

CAREER EDUCATION CORPORATION

By:	/s/ Reid E. Simpson

Name:	Reid E. Simpson
Title:	Senior Vice President, Chief Financial Officer

CEC EDUCATIONAL SERVICES, LLC/

By:	/s/ Reid E. Simpson

Name:	Reid E. Simpson
Title:	President and Chief Executive Officer

[Signature Page to Second Amendment to Amended and Restated Credit Agreement]

“GUARANTORS”

AMERICAN INTERCONTINENTAL UNIVERSITY, INC.
BRIARCLIFFE COLLEGE, INC.
COLORADO TECHNICAL UNIVERSITY, INC.
INTERNATIONAL ACADEMY OF MERCHANDISING & DESIGN, INC.
SANFORD-BROWN GROUP, INC. (f/k/a International Academy of Merchandising & Design, Ltd.)
SANFORD-BROWN, LIMITED
SCOTTSDALE CULINARY INSTITUTE, LTD.

By:	/s/ Reid E. Simpson

Name:	Reid E. Simpson
Title:	Vice President and Chief Financial Officer

AIU ONLINE, LLC LE CORDON BLEU NORTH AMERICA, LLC

By:	/s/ Reid E. Simpson

Name:	Reid E. Simpson
Title:	Vice President and Chief Financial Officer

MARLIN ACQUISITION CORP.

By:	/s/ Reid E. Simpson

Name:	Reid E. Simpson
Title:	President

[Signature Page to Second Amendment to Amended and Restated Credit Agreement].

Accepted and agreed to.

BMO HARRIS BANK N.A., in its capacity as Administrative Agent, L/C Issuer and sole Lender

By	/s/ John R. Smart

Name	John R. Smart
Title	Managing Director

[Signature Page to Second Amendment to Amended and Restated Credit Agreement]